-------------------------------
                                                        OMB APPROVAL
                                                 -------------------------------
                                                 OMB Number: 3235-0167
                                                 -------------------------------
                                                 Expires: October 31, 2004
                                                 -------------------------------
                                                 Estimated average burden
                                                 hours per response.........1.50
                                                 -------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  000-28433

                             Nupro Innovations Inc.
                             ----------------------
             (Exact name of registrant as specified in its charter)

                405 Park Avenue - 15th Floor, New York, New York
                ------------------------------------------------
 10022 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                       N/A
                                       ---
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) X            Rule 12h-3(b)(1)(i)
                Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(1)(ii)
                Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
                Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)

Approximate number of holders of record as of the certification or notice date:
150

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 10, 2005              NUPRO INNOVATIONS INC.


                                      By:   /s/ Christopher Bartle
                                            -----------------------
                                      Name:  Christopher Bartle
                                      Title: President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.